Exhibit 99.1

At the Company:

Robert O’Brien

Executive Vice President – Chief Financial Officer

216-621-6060

Jeff Linton

Senior Vice President – Corporate Communication

216-621-6060

For immediate release

Forest City announces pricing of $125 Million of Senior Notes

CLEVELAND, Ohio – June 28, 2012 – Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced pricing of its offering of $125 million aggregate principal amount of 7.375 percent Senior Notes Due 2034 (NYSE: FCY) (the “Notes”). The offering price of the Notes will be $24.1078, including accrued interest from May 1, 2012. Forest City has also granted the underwriters a 30-day option to purchase up to an additional $18.75 million principal amount of the Notes to cover overallotments.

The Notes are being offered as additional notes under an indenture pursuant to which the company issued $100 million aggregate principal amount of 7.375 percent Senior Notes Due 2034 on February 10, 2004. The Notes being offered and those previously issued will be treated as a single series of debt securities under the indenture. The terms of the Notes, other than their issue date and public offering price, are identical to the previously issued notes and will trade interchangeably with the previously issued notes. The Notes may be redeemed by Forest City at any time at a redemption price equal to the principal amount plus accrued and unpaid interest. The Notes will be general senior unsecured obligations of Forest City Enterprises, Inc.

Forest City estimates that the net proceeds from this offering will be approximately $115.9 million (or approximately $133.4 million if the underwriters’ option is exercised in full), after deducting offering expenses and the underwriters’ discount. Forest City intends to use the net proceeds from this offering to redeem a portion of its outstanding 7.625 percent Senior Notes Due June 1, 2015. Pending application of the net proceeds, the net proceeds will be held in an escrow account and invested in short-term, investment grade, interest-bearing securities.

The Notes will be offered and sold under Forest City’s shelf registration statement filed with the Securities and Exchange Commission (SEC) on December 9, 2011, which was effective upon filing. A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s web site at http://www.sec.gov. Printed copies of the prospectus supplement relating to this offering, when available, and the accompanying prospectus may also be obtained by requesting copies from Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Barclays Capital Inc. by calling Morgan Stanley & Co. LLC toll free at 1-866-718-1649, calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, or calling Barclays Capital Inc. toll free at 1-888-603-5847.

No Solicitation

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Corporate Description

Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $10.5 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States.